Exhibit 4.9

Eighth Supplemental Indenture

7-1/2% Notes due 2010

Dated as of January 31, 2010

This is an Eighth Supplemental Indenture (this “Supplemental Indenture”) among Saks Incorporated, a Tennessee corporation (the “Company”), the Subsidiary Guarantors that are signatories hereto, as Guarantors, The Bank of New York Mellon (successor in interest to J.P. Morgan Trust Company, National Association, successor in interest to The First National Bank of Chicago), as Trustee (the “Trustee”), and Saks Direct, LLC, a Delaware limited liability company (the “New Guarantor”).

Preliminary Statements

A. In accordance with Section 9.01 of the Indenture dated as of December 2, 1998 among the Company, the Subsidiary Guarantors named therein, and the Trustee (as previously amended, modified, and supplemented by seven prior supplemental indentures, the “Indenture”), relating to the 7-1/2% Notes due 2010 of the Company, the Trustee, the Company, and the Guarantors (as defined in the Indenture) have agreed to amend the Indenture as of the date hereof to provide for the addition of an additional Guarantor pursuant to the requirements of Section 10.15 of the Indenture and to evidence a corporate reorganization pursuant to Sections 9.01(a) and 9.01(h) of the Indenture.

B. Since the date of the Seventh Supplemental Indenture, dated as of July 19, 2005, among the Company, the Subsidiary Guarantors named therein, as Guarantors, and J.P. Morgan Trust Company, National Association, as trustee (the “Seventh Supplemental Indenture”), Saks Fifth Avenue Texas, L.P. merged with and into Saks Fifth Avenue Texas LLC effective June 30, 2007, and the following transactions or name changes have occurred with respect to the following Guarantors under the Seventh Supplemental Indenture pursuant to a reorganization in 2006: Carson Pirie Holdings, Inc. merged into Parisian, Inc.; McRae’s, Inc. distributed its interest in both McRae’s Stores Partnership and PMIN General Partnership to Parisian, Inc., thereby terminating McRae’s Stores Partnership and PMIN General Partnership; Saks Incorporated sold its equity interests in Herberger’s Department Stores, LLC and the stock of Parisian, Inc. to The Bon-Ton Stores, Inc. (“Bon-Ton”); McRae’s, Inc. was wholly-owned by Parisian, Inc. and was also sold to Bon-Ton; McRIL, LLC was wholly-owned by McRae’s, Inc. and was sold to Bon-Ton; Saks Distribution Centers, Inc. was wholly-owned by McRae’s, Inc. and was sold to Bon-Ton; McRae’s of Alabama, Inc. changed its name to Parisian Stores, Inc. and was sold to Belk, Inc. (“Belk”); Saks Wholesalers, Inc. changed its name to Parisian Wholesalers, Inc. and was sold to Belk; and McRae’s Store Services, Inc. changed its name to Club Libby Lu, Inc.

C. All things necessary to make this Supplemental Indenture a valid and legally binding supplement to the Indenture according to its terms have been done.

Terms and Conditions

The parties to this Supplemental Indenture agree as follows:

SECTION 1. Certain Terms Defined in the Indenture. All capitalized terms used herein without definition herein shall have the meanings ascribed thereto in the Indenture.

SECTION 2. Addition of New Guarantor. In accordance with Section 10.15 of the Indenture, the Indenture is hereby supplemented as permitted by Section 9.01(e) of the Indenture by adding the New Guarantor as a “Guarantor” thereunder. Accordingly, by its execution of this Supplemental Indenture, the New Guarantor acknowledges and agrees that it is a “Guarantor” under the Indenture and is bound by and subject to all of the terms of the Indenture applicable to a Guarantor, including without limitation, the applicable provisions of Article Twelve of the Indenture.

SECTION 3. Corporate Reorganization. Pursuant to Sections 9.01(a) and 9.01(h) of the Indenture, as part of an internal corporate reorganization, (a) Jackson Leasing, LLC, a Guarantor, merged with and into Jackson Office Properties, Inc., a Guarantor; (b) SFAILA, LLC, a Guarantor, merged with and into Saks Fifth Avenue, Inc., a Guarantor; (c) Jackson Office Properties, Inc., a Guarantor, merged with and into Saks Fifth Avenue, Inc., a Guarantor; (d) Saks Fifth Avenue Distribution Company, a Guarantor, merged with and into Saks & Company, a Guarantor; (e) Saks Direct, Inc., a Guarantor, merged with and into the New Guarantor; (f) SCIL Store Holdings, Inc., a Guarantor, merged with and into SCCA Store Holdings, Inc., a Guarantor; (g) SCIL, LLC, a Guarantor, merged with and into SCCA Store Holdings, Inc., a Guarantor; (h) SCCA, LLC, a Guarantor, merged with and into SCCA Store Holdings, Inc., a Guarantor; and (i) New York City Saks, LLC, a Guarantor, merged with and into Saks & Company, a Guarantor. Saks Fifth Avenue, Inc., by its execution of this Supplemental Indenture and as permitted by Section 9.01(a) of the Indenture, assumes all of the covenants in the Indenture and in the Note Guarantee of SFAILA, LLC, Jackson Office Properties, Inc. and Jackson Leasing, LLC. Saks & Company, by its execution of this Supplemental Indenture and as permitted by Section 9.01(a) of the Indenture, assumes all of the covenants in the Indenture and in the Note Guarantee of Saks Fifth Avenue Distribution Company and New York City Saks, LLC. The New Guarantor, by its execution of this Supplemental Indenture and as permitted by Section 9.01(a) of the Indenture, assumes all of the covenants in the Indenture and in the Note Guarantee of Saks Direct, Inc. SCCA Store Holdings, Inc., by its execution of this Supplemental Indenture and as permitted by Section 9.01(a) of the Indenture, assumes all of the covenants in the Indenture and in the Note Guarantee of SCIL Store Holdings, Inc., SCIL, LLC and SCCA, LLC.

SECTION 4. Governing Law. This Supplemental Indenture shall be governed by the laws of the State of New York.

SECTION 5. Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 7. Ratification. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the parties hereto.

SECTION 8. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantors and not those of the Trustee.

[signatures contained on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

SAKS INCORPORATED

By:	/s/ Kevin G. Wills
Name:	Kevin G. Wills
Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

CLUB LIBBY LU, INC.
MERCHANDISE CREDIT, LLC
SAKS DIRECT, LLC
SAKS FIFTH AVENUE, INC.
SAKS FIFTH AVENUE OF TEXAS, INC.
SAKS FIFTH AVENUE TEXAS LLC SAKS HOLDINGS, INC.
SCCA STORE HOLDINGS, INC.
TEX SFA, INC.

By:	/s/ Kevin G. Wills
Name:	Kevin G. Wills
Title:	President and Assistant Secretary

SAKS & COMPANY

By:	/s/ Kevin G. Wills
Name:	Kevin G. Wills
Title:	Executive Vice President and Assistant Secretary

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Franca Ferrera